                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           TUFCO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                            TUFCO TECHNOLOGIES, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 13, 1997

                            ------------------------

TO OUR STOCKHOLDERS:

         You are invited to attend either in person or by proxy the Annual Meeting of Stockholders of Tufco Technologies, Inc. to be held at the Admirals Club, La Guardia Airport, Flushing, New York 11371 on Thursday, March 13, 1997, at 11:00 a.m., local time for the following purposes:

         1. To elect eight directors to serve for a one-year term and until their successors are elected and qualified.

         2. To ratify the selection of Deloitte & Touche LLP as independent auditors for Tufco Technologies, Inc. for the fiscal year ending September 30, 1997.

         3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

         The Board of Directors has fixed the close of business on January 24, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

         The Board of Directors hopes that you will find it convenient to attend the Annual Meeting in person, but whether or not you plan to attend, please complete, sign, date and return the enclosed Proxy to ensure that your shares of Common Stock are represented at the Annual Meeting. Returning your Proxy does not deprive you of the right to attend the Annual Meeting and vote your shares in person.


                                        Gregory L. Wilemon,
                                        Secretary

January 27, 1997

                            TUFCO TECHNOLOGIES, INC.
                               4800 SIMONTON ROAD
                              DALLAS, TEXAS 75244

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            THURSDAY, MARCH 13, 1997

                             ---------------------

         This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Tufco Technologies, Inc. (the "Company" or "Tufco") for use at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at the Admirals Club, La Guardia Airport, Flushing, New York 11371 on Thursday, March 13, 1997, at 11:00 a.m., local time, and at any postponements or adjournments thereof. Only stockholders of record as of the close of business on January 24, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had outstanding 3,721,060 shares of Common Stock, $0.01 par value (the "Common Stock"), the only outstanding class of stock entitled to vote. Each stockholder of record on the Record Date is entitled to one vote for each share of Common Stock held.

         Shares of Common Stock cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. All stockholders are urged to complete, sign, date and promptly return the Proxy in the enclosed postage-paid envelope after reviewing the information contained in this Proxy Statement and in the Annual Report. Valid Proxies will be voted at the Annual Meeting and at any postponements or adjournments thereof in the manner specified therein. If no direction is given, but the Proxy is validly executed, such Proxy will be voted FOR the election of the nominees for the Board of Directors set forth in this Proxy Statement and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending September 30, 1997 ("Fiscal 1997"). The persons authorized under the Proxies will vote upon such other business as may properly come before the Annual Meeting in accordance with their best judgment.

         A stockholder may revoke his or her Proxy at any time before it is voted either by filing with the Secretary of the Company, at the Company's principal executive office, a written notice of revocation or by submitting a duly executed Proxy bearing a later date, or by attending the Annual Meeting and expressing the desire to vote his or her shares in person.

         A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting; however, if a quorum is not present in person or represented by proxy at the Annual Meeting, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

         Broker non-votes (i.e., a nominee holding shares of Common Stock for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such nominee does not possess or choose to exercise discretionary authority with respect thereto) will not be included in the determination of the number of shares present at the Annual Meeting for quorum purposes.

         This Proxy Statement, accompanying Proxy and Annual Report to Stockholders (the "Annual Report") for the fiscal year ended September 30, 1996 ("Fiscal 1996") are first being mailed to stockholders on or about January 30, 1997. Although the Annual Report is being mailed to stockholders with this Proxy Statement, it does not constitute part of this Proxy Statement.

         YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT (STOCKTRANS, INC.) IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY CARD FROM THE BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES.

                                  PROPOSAL ONE
                      NOMINATION AND ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the Board of Directors will consist of one to twelve directors, as determined from time to time by resolution of the Board. The Board has fixed the number of directors at eight, all of whom are to be elected at the Annual Meeting. Each director will serve until the 1998 Annual Meeting and until his successor has been elected and qualified or until the director's earlier death, resignation or removal. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

         The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named in the accompanying Proxy will vote for the substitute nominee designated by the Board of Directors, unless a contrary instruction is given in the Proxy.

         Each stockholder is entitled to cast one vote for each share of Common Stock held on the Record Date. The affirmative vote of a plurality of the quorum shares is required to elect each director. Votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Votes that are withheld for a particular nominee will be excluded from the vote for that nominee only.

NOMINEES

         The persons nominated to be directors of the Company are listed below. All of the nominees listed below are currently directors of the Company and have been directors since 1992, except Mr. LeCalsey, who became a director in September 1996.

         The following information as of January 24, 1997 is submitted concerning the nominees named for election as directors:

NAME                                       AGE              POSITION WITH THE COMPANY
----                                       ---              -------------------------
Robert J. Simon (1)(2)(3)                  38               Chairman of the Board of Directors
Samuel J. Bero (1)(3)                      61               Director
Robert E. Coghan                           68               Director
C. Hamilton Davison, Jr.                   37               Director
Patrick J. Garland (1)(3)                  65               Director
Louis LeCalsey III                         57               Director, President and Chief Executive Officer
Edward A. Leinss (2)                       55               Director
William J. Malooly (2)                     54               Director

---------------------
(1)      Member of the Executive Committee
(2)      Member of the Audit Committee
(3)      Member of the Compensation Committee

         The following information with respect to the principal occupation or employment, other affiliations and business experience of each nominee during the last five years has been furnished to the Company by each such nominee:

         Robert J. Simon -- Mr. Simon has been Chairman of the Board of Directors of Tufco since February 1992. Mr. Simon has been a senior managing director of Bradford Ventures Ltd., a private investment firm, since 1992 and a general partner of Bradford Associates since 1989. Prior to that time, Mr. Simon held the following positions with Bradford Ventures Ltd.: Managing Director from 1989 to 1991; Senior Vice President from 1987 to 1989; and Vice President from 1984 to 1987. Mr. Simon is Chairman of the Board of numerous public and private companies, including Ampco Metal, Inc., HoloPak Technologies, Inc., Overseas Private Investors Ltd., Overseas Equity Investors Ltd., Pamarco Technologies, Inc. and Paramount Cards, Inc. He also serves as a board member of VSC Corporation.

         Samuel J. Bero -- Mr. Bero had been President and Chief Executive Officer from November 1993 until he retired in July 1995, Executive Vice President since November 1992, and General Manager of Tufco Industries, Inc. (the "Predecessor") since 1974, when he co-founded the Predecessor with Mr. Garland and two other individuals. Mr. Bero has been a director of the Company since it was founded in 1992 and has over 34 years of experience in the converting industry.

         Robert E. Coghan -- Mr. Coghan has been a director of the Company since it was founded in 1992. Mr. Coghan has been the President and a director of HoloPak Technologies, Inc., a manufacturer of holographic and hot stamp foils, since 1990. From 1979 to such time, Mr. Coghan was President of Transfer Print Foils, Inc., which was acquired by HoloPak Technologies, Inc. in January 1990.

         C. Hamilton Davison, Jr. -- Mr. Davison has been a director of the Company since it was founded in 1992. Mr. Davison has been the President and a director of Paramount Cards, Inc., a manufacturer of greeting cards, since 1988. Prior to that time, Mr. Davison was Vice President, International and Marketing of Paramount Cards, Inc. since 1986. Mr. Davison served as the 1996 president of the greeting card industry trade association and continues to serve as a director and a member of its executive committee. Mr. Davison is also a director and member of the Audit Committee of the Board of Directors of Valley Resources.

         Patrick J. Garland -- Mr. Garland has been a director of the Company since it was founded in 1992. Mr. Garland was the President of Tufco from 1974, when he co-founded the Predecessor with Mr. Bero and two other individuals, until November 1993. Mr. Garland retired from Tufco in February 1994 when his employment agreement expired. He continues to serve as a director of Tufco and has over 34 years of experience in the converting industry.

         Louis LeCalsey III -- Mr. LeCalsey has been a Director, President and Chief Executive Officer of Tufco since September 19, 1996. He served as President of the Predecessor from April 1996 through September 18, 1996, and as Vice President of Worldwide Logistics for Scott Paper Co. from 1992 through March 1996.

         Edward A. Leinss -- Mr. Leinss has been a director of the Company since it was founded in 1992. Mr. Leinss has been President and Chief Executive Officer of Ahlstrom Filtration, Inc., a manufacturer of filtration media, since 1989 and of its predecessor, Filtration Sciences, Inc., from 1981 to 1989. Mr. Leinss is also a director of The Sunbelt Companies, Inc.

         William J. Malooly -- Mr. Malooly has been a director of the Company since it was founded in 1992. Mr. Malooly has been the Chairman and Chief Executive Officer of Bank One, Green Bay since 1977.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF DIRECTORS AS SET FORTH IN PROPOSAL ONE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During Fiscal 1996, the Board of Directors held seven meetings. No director attended less than 75% of the meetings held by the Board of Directors and the committees on which he served.

         The Board of Directors has established an Executive Committee, an Audit Committee, and a Compensation Committee. The Board of Directors has not established a nominating committee.

         The Executive Committee is authorized to exercise all of the authority of the Board of Directors in the business and affairs of the Company with certain exceptions. The Executive Committee is intended to serve in the event action must be taken by the Board at a time when convening a meeting of the entire Board is not feasible. Its current members are Samuel J. Bero, Robert
J. Simon and Patrick J. Garland. The Executive Committee did not meet during Fiscal 1996.

         The Audit Committee is authorized to review proposals of the Company's independent auditors regarding annual audits, recommend the engagement or discharge of the auditors, review recommendations of such auditors concerning accounting principles and the adequacy of internal controls and accounting procedures and practices, review the scope of the annual audit, approve or disapprove each professional service or type of service other than standard auditing services to be provided by the auditors, and review and discuss the audited financial statements with the auditors. Its current members are Robert
J. Simon, Edward A. Leinss and William J. Malooly. The Audit Committee held three meetings during Fiscal 1996.

         The Compensation Committee is authorized to review annual salaries and bonuses and has the authority to determine the recipients of stock options, the time or times at which stock options shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each stock option. Its current members are Samuel J. Bero, Robert J. Simon and Patrick J. Garland. The Compensation Committee held one meeting during Fiscal 1996. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

COMPENSATION OF DIRECTORS

         Directors of the Company who are not employees of the Company receive an annual fee of $6,000, a payment of $1,000 for each Board meeting attended and a payment of $1,000 for each committee meeting attended. In addition, upon election or reelection to the Board at the Annual Meeting, each non-employee director shall receive an option to acquire 2,000 shares of Common Stock under the Company's 1993 Non-Employee Director Stock Option Plan. The stock options are exercisable immediately at an exercise price equal to the fair market value of the Common Stock on the date of the Annual Meeting, as determined in accordance with the terms of the plan.

                                   MANAGEMENT

EXECUTIVE OFFICERS

         Executive officers serve at the discretion of the Board of Directors and are elected by the Board of Directors following each annual meeting of the stockholders. Set forth below is information regarding the names and ages of the executive officers of the Company, all positions held with the Company by each individual, and a description of the business experience of each individual for at least the past five years.

NAME                              AGE              TITLE
----                              ---              -----
Louis LeCalsey III                57               Director, President and Chief Executive Officer
Gregory L. Wilemon                36               Chief Financial Officer, Chief Operating Officer, Secretary and
                                                   Treasurer

         Information regarding the business experience of Mr. LeCalsey is provided under "Proposal One--Nomination and Election of Directors."

         Gregory L. Wilemon -- Mr. Wilemon has been Chief Financial Officer since September 18, 1995 and was appointed Secretary/Treasurer by the Board of Directors effective November 12, 1995 and Chief Operating Officer in September 1996. Mr. Wilemon had been Chief Operating Officer at Executive Roll Manufacturing from 1991 until May 1993. From 1993 until he rejoined the Company, Mr. Wilemon was Vice President of Finance at Great North American Companies. Prior to his earlier tenure with the Company, Mr. Wilemon was a Senior Business Planner with PepsiCo from 1987 to 1991.

EXECUTIVE COMPENSATION

         The following table summarizes the compensation paid by the Company for each of the fiscal years ended September 30, 1996, 1995 and 1994 to the Chief Executive Officer of the Company and the other most highly compensated executive officers of the Company (the "Named Executive Officers") who received a total annual salary and bonus in excess of $100,000 in Fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                  ANNUAL COMPENSATION                    COMPENSATION
                               --------------------------------------------------------  ------------
                                                                                          SECURITIES      ALL
           NAME AND                                                        OTHER ANNUAL   UNDERLYING     OTHER
      PRINCIPAL POSITION       FISCAL YEAR     SALARY        BONUS         COMPENSATION    OPTIONS   COMPENSATION
      ------------------       -----------     ------        -----         -------------  ---------  ------------
Carl B. Francis (1) . . . . .      1996      $200,000       $200,000       $   15,000(2)         -    $350,000(3)
     Director,  President and      1995      $156,254       $ 42,000       $   14,822(2)         -           -
     Chief Executive Officer       1994      $125,000              0       $   15,000(2)         -           -

Louis LeCalsey III (4)  . . .      1996      $ 94,623       $ 21,700       $    2,625(5)         -           -
     Director, President and       1995             -              -                -            -           -
     Chief Executive Officer       1994             -              -                -            -           -


Gregory L. Wilemon  . . . . .      1996      $125,000       $ 48,750                -       17,908           -
     Chief Financial Officer,      1995      $  4,553(6)           -                -            -           -
     Chief Operating Officer,      1994             -              -                -            -           -
     Secretary and Treasurer

-------------------
(1) Mr. Francis served as a Director, President and Chief Executive Officer of Tufco from July 1995 through September 18, 1996, when he resigned from Tufco.
(2) Amounts with respect to Mr. Francis include payment of country club dues in the amounts of $4,032 in 1996, $4,032 in 1995 and $4,000 in 1994, and an automobile allowance of $9,600 in each of 1996, 1995 and 1994.
(3) In connection with his resignation from Tufco, Mr. Francis and Tufco entered into a Separation Agreement and General Release and Consulting Agreement (the "Separation Agreement") which provides for consulting fees to be paid to Mr. Francis. See "--Employment Agreements."
(4) Mr. LeCalsey became a Director, President and Chief Executive Officer of the Company effective September 19, 1996. Information regarding Mr. LeCalsey's employment agreement with the Company is provided under "--Employment Agreements." Mr. LeCalsey served as President of the Predecessor from April 1996 until he assumed his current position with Tufco.
(5)      Represents payment of country club dues in the amount of $2,625.
(6) Mr. Wilemon became Chief Financial Officer of Tufco on September 18, 1995. See "--Employment Agreements."

EMPLOYMENT AGREEMENTS

    In connection with his resignation, effective September 19, 1996, as a Director, President and Chief Executive Officer of the Company, Mr. Francis entered into the Separation Agreement with the Company. Pursuant to the terms of the Separation Agreement, Mr. Francis will provide consulting services for Tufco beginning September 20, 1996 and ending April 20, 1998. In consideration for his consulting services, Tufco will pay Mr. Francis monthly compensation of $16,666.66 and a monthly car allowance of $850. The Company may terminate the consulting services prior to April 20, 1998, but remains obligated to pay the monthly compensation and car allowance for the remainder of the term. Mr. Francis waived any and all claims he may have had against the Company or its officers and directors arising out of his employment with Tufco, including any claims related to his Employment Agreement dated April 21, 1995. The Separation Agreement prohibits Mr. Francis from competing with Tufco within the United States, Canada and Mexico until April 20, 2001.

    Mr. LeCalsey entered into an employment agreement with the Company effective September 19, 1996, under which Mr. LeCalsey will serve as the Company's President and Chief Executive Officer for an initial term of three years with successive one-year renewal terms. If the Company terminates Mr. LeCalsey's employment for cause, or as a result of his death or disability, Tufco's obligation to compensate him immediately terminates. If Mr. LeCalsey is terminated without cause, Tufco will be obligated to compensate him for the remaining term of the agreement. The employment agreement prohibits Mr. LeCalsey from competing with Tufco while employed by Tufco and for one year after termination of his employment with Tufco. Mr. LeCalsey's employment agreement provides for an annual base salary of $200,000, an annual bonus and various fringe benefits. Mr. LeCalsey's bonus is based upon a budget for pre-tax income determined by the Board of Directors.

    Mr. Wilemon entered into an employment agreement with the Company effective October 1, 1996, under which Mr. Wilemon will serve as Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer for an initial term of two years with successive one-year renewal terms. If the Company terminates Mr. Wilemon's employment for cause, or as a result of his death or disability, Tufco's obligation to compensate him immediately terminates. If Mr. Wilemon is terminated without cause, Tufco will be obligated to compensate him for the remaining term of the agreement. The employment agreement prohibits Mr. Wilemon from competing with Tufco while employed by Tufco (or while receiving severance pay from Tufco) and for one year thereafter. Mr. Wilemon's employment agreement provides for an annual base salary of $150,000, an annual bonus and various fringe benefits. Mr. Wilemon's bonus is based upon a budget for pre-tax income determined by the Board of Directors.

OPTION GRANTS

    The following table sets forth the stock option grants made in Fiscal 1996 to each of the Company's Named Executive Officers. Mr. Francis did not receive any stock option grants in Fiscal 1996. The table also sets forth the hypothetical gains that would exist for the options at the end of their five-year terms after vesting, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on market price on the grant date.





                                               INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                            ------------------------------------------------------- AT ASSUMED ANNUAL RATES OF
                              NUMBER OF     % OF TOTAL                               STOCK PRICE APPRECIATION
                               SHARES         OPTIONS         EXERCISE                 AT END OF FIVE YEAR
                             UNDERLYING     GRANTED TO         PRICE                      OPTION TERM(1)
                               OPTIONS     EMPLOYEES IN         PER     EXPIRATION    ---------------------
 NAME                       GRANTED(2)       FISCAL 1996       SHARE       DATE         5%            10%
-----                       ------------   --------------   ----------- -----------   -------       =======
 Louis LeCalsey III  . .        1,215          1.57%         $7.00       4/1/02       $2,893       $  6,562
                                1,215          1.57%         $7.00       4/1/03       $3,462       $  8,069
                                1,215          1.57%         $7.00       4/1/04       $4,061       $  9,726

                                1,974          2.54%         $6.75       5/1/02       $4,532       $ 10,281
                                1,975          2.54%         $6.75       5/1/03       $5,427       $ 12,648
                                1,975          2.54%         $6.75       5/1/04       $6,365       $ 15,245


 Gregory L. Wilemon  . .        1,802          2.32%         $4.50      10/1/01       $2,758       $  6,257
                                1,802          2.32%         $4.50      10/1/02       $3,301       $  7,693
                                1,801          2.32%         $4.50      10/1/03       $3,870       $  9,268

                                2,777          3.58%         $4.80      10/4/01       $4,533       $ 10,285
                                2,778          3.58%         $4.80      10/4/02       $5,428       $ 12,651
                                2,778          3.58%         $4.80      10/4/03       $6,367       $ 15,249

                                1,390          1.79%         $7.00       4/1/02       $3,309       $  7,507
                                1,390          1.79%         $7.00       4/1/03       $3,961       $  9,231
                                1,390          1.79%         $7.00       4/1/04       $4,646       $ 11,127

----------------------

(1) "Potential Realizable Value" is disclosed in response to Securities and Exchange Commission rules, which require such disclosure for illustrative purposes only, and is based on the difference between the potential market value of shares issuable (based upon assumed appreciation rates) upon exercise of such options and the exercise price of such options. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of the Company's stock or of the stock price.
(2) Stock option grants vest in equal increments on each of the first three anniversaries of their date of grant.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the value of the unexercised options as of September 30, 1996 held by the Named Executive Officers. No options were exercised in Fiscal 1996 by any of the Named Executive Officers.


           AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996
                             YEAR-END OPTION VALUES

                                NUMBER OF SHARES UNDERLYING              VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS AT
                                      1996 YEAR-END                    FISCAL 1996 YEAR-END(1)
                             ---------------------------------       ----------------------------
 NAME                          EXERCISABLE       UNEXERCISABLE       EXERCISABLE      UNEXERCISABLE
 ----                          -----------       -------------       -----------      -------------
 Carl B. Francis                 125,000                 -             $156,250                -
 Louis LeCalsey III                    -             9,569                    -                -

 Gregory L. Wilemon                    -            17,908                    -          $21,542


------------------------------
(1) The fair market value on September 30, 1996 of the Common Stock underlying the options was $6.25 per share.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

    The Company's executive compensation is supervised by the Compensation Committee of the Board of Directors. The functions of the Compensation Committee are to review general compensation policies and to review recommendations made regarding the salaries of executive officers. The Company seeks to provide executive compensation that will support the achievement of the Company's financial goals while attracting and retaining talented executives and rewarding superior performance. In performing this function, the Compensation Committee reviews executive compensation surveys and other available information and may from time to time consult with independent compensation consultants.

    In general, the Company compensates its executive officers through base salary, but may also consider cash bonuses and long-term incentive compensation. In addition, executive officers participate in benefit plans that are generally available to the Company's employees.

    The Compensation Committee's compensation policies for executive officers follow the Company's compensation policy for all employees. This policy emphasizes the principle that compensation should be commensurate with performance of the individual and the Company. With regard to the Chief Executive Officer (the "CEO"), the Compensation Committee considers a broad array of factors in establishing the CEO's base salary and bonus, including the salary and bonus payments for CEOs at companies in similar businesses. The CEO through September 18, 1996 (Carl B. Francis), had an employment agreement with the Company that provided for a minimum base salary of $200,000. The CEO effective September 19, 1996 (Louis LeCalsey III), has an employment agreement with the Company that provides for a minimum base salary of $200,000.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a "public company" for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective January 1, 1994 with respect to the Company. After considering the application of Section 162(m) to its compensation policies, the Committee has determined that the provisions of that Section would not affect the compensation of any of the officers named above.

To the extent that this might not continue to be the case, the Committee would consider any changes necessary to conform to the provisions of that Section 162(m).

    The Compensation Committee determined the salary for the Company's CEO for Fiscal 1996 based on the foregoing factors.

                                    Respectfully submitted,

                                    Compensation Committee:

                                       Samuel J. Bero
                                       Patrick J. Garland
                                       Robert J. Simon


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Bero and Mr. Simon serve on the Company's Compensation Committee. Mr. Bero was an officer of the Company from November 1993 until his retirement in June 1995 and Mr. Simon currently is a general partner of Bradford Associates.

    Tufco leases one of its facilities from a partnership in which Samuel J. Bero and Patrick J. Garland are partners with two others. The lease has a five-year term that expires on February 28, 2001. Tufco has options to renew the lease for an additional three-year term at a negotiable rental rate. Tufco paid total rent of $124,500 to the partnership that is the lessor of this facility for Fiscal 1996. The Company believes that the terms of this lease are at least as favorable to the Company as could have been obtained from an unaffiliated party. Tufco previously leased one of its facilities from a partnership in which Messrs. Bero and Garland were the only partners. This month-to-month lease was terminated in February 1996.

    Tufco has made interest-free advances to Messrs. Bero and Garland and two other former stockholders of Tufco Industries, Inc. to purchase life insurance policies on their lives. The policies are collectively assigned to Tufco, as security for the advances. As of September 30, 1996, the only outstanding advance in excess of $60,000 was $99,888 to Mr. Garland.

    Upon completion of the acquisition of Executive Converting Corporation ("ECC") in January 1994, Tufco amended an agreement with Bradford Ventures Ltd. ("Bradford"), an affiliate of Bradford Venture Partners, L.P., a stockholder of the Company, and Mr. Simon, under which Bradford will provide various financial consulting services to the Company for an initial term of ten years, with successive automatic renewal terms of one year each unless terminated by either party. Under this agreement, Bradford has assisted Tufco in structuring its initial public offering and the ECC acquisition and restructuring its long-term obligations. The Company expects to use the services of Bradford in the future for similar services as well as in any major transaction, such as loans, subsequent public offerings and acquisitions. Tufco is obligated to pay Bradford an annual fee of $210,000 under the agreement, subject to a five percent annual increase, plus reasonable out-of-pocket expenses. During Fiscal 1996, Tufco paid Bradford $210,000 in fees. The Company believes that the terms of the agreement with Bradford are at least as favorable to the Company as could be obtained from an unaffiliated party.

    Pursuant to the provisions of the Separation Agreement, Carl B. Francis will provide consulting services to the Company until April 20, 1998. In consideration for his services, the Company will pay him monthly compensation of $16,666.66 and $850 per month as a car allowance. Although the Company may terminate Mr. Francis' services prior to April 20, 1998, it will still be obligated to pay Mr. Francis the monthly compensation and car allowance for the remainder of the term. See "Management--Employment Agreements."

                               PERFORMANCE GRAPH

    The rules and regulations of the Securities and Exchange Commission require the presentation of a line graph comparing, over a period of five years (or such shorter period that a class of securities has been registered under
Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the cumulative total stockholder return to a performance indicator of a broad equity market index and either a nationally recognized industry index or a peer group index constructed by the Company.

    The graph below compares the performance of the Company's Common Stock with the performance of the NASDAQ Market Index and the MG Paper Products Group Index from January 21, 1994, when the Company's Common Stock became publicly traded, through September 30, 1996. The comparison assumes $100 was invested on January 21, 1994 in the Company's Common Stock and in each of the aforementioned indices and assumes reinvestment of dividends.


                 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                          TUFCO TECHNOLOGIES, INC.,
            NASDAQ MARKET INDEX AND MG PAPER PRODUCTS GROUP INDEX

                                                 FISCAL YEAR ENDING
                                 --------------------------------------------------
COMPANY                         1994     1994     1995     1995     1996     1996

TUFCO TECHNOLOGIES INC           100     61.54    48.72     48.72    74.36    64.10
INDUSTRY INDEX                   100    108.80   111.90    127.41   128.40   137.98
BROAD MARKET                     100     99.24   100.11    122.03   126.64   139.78



                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 24, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each current Named Executive Officer, and (iv) all directors and current Named Executive Officers of the Company as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse, and the individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse.

    Certain of the shares listed below are deemed to be owned beneficially by more than one stockholder under Rule 13d-3 promulgated by the Securities and Exchange Commission. Accordingly, the sum of the ownership percentages listed exceeds 100%.

                                                               AMOUNT AND NATURE OF           PERCENT OF
                                                               BENEFICIAL OWNERSHIP              CLASS
                                                               --------------------           ----------
 OVER 5% STOCKHOLDERS
 Bradford Mills (1)(2)(3)(4)(5)  . . . . . . . . . . . .                2,648,550                59.8%
 Barbara M. Henagan (1)(2)(6)  . . . . . . . . . . . . .                1,919,475                51.6%
 Robert J. Simon (1)(2)(7)(8)  . . . . . . . . . . . . .                1,925,673                51.7%
 Bradford Venture Partners, L.P. (1)(2)  . . . . . . . .                1,909,870                51.3%
 Overseas Equity Investor Partners (3)(5)(9) . . . . . .                  709,870                16.0%
 Patrick J. Garland (7)(10)(11)  . . . . . . . . . . . .                  209,841                 5.6%
 Samuel J. Bero (7)(12)(13)  . . . . . . . . . . . . . .                  207,841                 5.6%
 Carl B. Francis (14)(15)  . . . . . . . . . . . . . . .                  252,778                 6.6%

 OTHER DIRECTORS AND EXECUTIVE OFFICERS
 Louis LeCalsey III(16)  . . . . . . . . . . . . . . . .                   25,444                  *
 Robert E. Coghan (8)  . . . . . . . . . . . . . . . . .                    9,842                  *
 C. Hamilton Davison, Jr. (8)  . . . . . . . . . . . . .                    9,842                  *
 Edward A. Leinss (8)  . . . . . . . . . . . . . . . . .                   15,605                  *
 William J. Malooly (8)  . . . . . . . . . . . . . . . .                    9,000                  *
 Gregory L. Wilemon (17) . . . . . . . . . . . . . . . .                    8,740                  *
 Directors and Executive Officers
   as a Group (9 persons) (1)(18)  . . . . . . . . . . .                2,421,828                64.1%

--------------------
 * Less than one percent.
(1) The amounts shown for Messrs. Simon and Mills and Ms. Henagan include the shares owned of record by Bradford Venture Partners, L.P. ("BVP"), as to which they may be deemed to share beneficial ownership due to their having voting and dispositive power over such shares. Bradford Associates, a general partnership of which such three persons are the partners, is the sole general partner of BVP and, as such, holds a 1% interest in that partnership.
(2)   The address of the stockholder is 44 Nassau Street, Princeton, New
      Jersey 08542.
(3) The amount shown for Mr. Mills includes the shares owned of record by Overseas Equity Investor Partners ("OEIP"), as to which he may be deemed to share beneficial ownership due to his having voting power over such shares. Mr. Mills serves as the Chairman of the Board of Directors of the corporation that acts as the managing partner of OEIP. Bradford Associates holds a 1% partnership interest in OEIP, which may increase upon the satisfaction of certain contingencies related to the overall performance of OEIP's investment portfolio, and also acts as an investment advisor for OEIP.
(4) The amount shown for Mr. Mills includes shares owned of record by two trusts of which he is the beneficiary.
(5) OEIP holds Non-Voting Common Stock of the Company. Non-Voting Common Stock is not entitled to vote on any matters except as a separate class on any amendment to the Company's Certificate of Incorporation adversely affecting OEIP's rights. The Non-Voting Common Stock is substantially equivalent to the Common Stock except for voting rights and the fact that Non-Voting Common Stock is convertible into Common Stock at any time on a one-for-one basis. Therefore, OEIP is deemed to be a beneficial owner of the Common Stock for purposes of the ownership table and, accordingly, the ownership percentages of Mr. Mills and OEIP reflect OEIP's stock ownership as if the Non-Voting Common Stock was converted into Common Stock. OEIP is the sole holder of Non-Voting Common Stock of the Company.
(6) The amount shown for Ms. Henagan includes 3,842 shares that she owns of record as trustee under two trusts for the benefit of a nephew and a niece of Ms. Henagan.

(7)   The stockholder is also a director of the Company.
(8) The amount shown includes 6,000 shares that may be acquired under options that are currently exercisable.
(9) The address of the stockholder is Clarendon House, Church Street, Hamilton 5-31, Bermuda.
(10) The amount shown includes 4,000 shares that may be acquired under options that are currently exercisable.
(11) The address of the stockholder is 3319 Capri Court, Green Bay, Wisconsin 54301.
(12) The amount shown includes 2,000 shares that may be acquired under options that are currently exercisable.
(13)  The address of the stockholder is 3322 New Plank Road, DePere, WI
      54115.
(14) The address of the stockholder is 17194 Preston Road, Suite 123-226, Dallas, Texas 75248.
(15) The amount shown includes 127,778 shares held by a trust of which Mr. Francis is the beneficiary and 125,000 shares that may be acquired under options that are currently exercisable and are held by a trust of which Mr. Francis is the beneficiary.
(16) The amount shown includes 17,000 shares that may be acquired under options that are currently exercisable.
(17) The amount shown includes 4,579 shares that may be acquired under options currently exercisable.
(18) The amount shown includes an aggregate of 57,579 shares that may be acquired under options that are currently exercisable.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely upon a review of the copies of Forms 3, 4, and 5 (and any amendments thereto) furnished to the Company with respect to Fiscal 1996, or written representations from certain reporting persons that no Forms 5 were required, no person failed to disclose on a timely basis reports required by
Section 16(a) of the Exchange Act.

                                   PROPOSAL 2
                      RATIFICATION OF INDEPENDENT AUDITORS

    The stockholders are asked to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as the Company's independent auditors for Fiscal 1997. The selection was based upon the recommendation of the Audit Committee.

    Effective March 11, 1996, the Company dismissed its independent auditors for the fiscal year ended September 30, 1995 ("Fiscal 1995"), Wipfli Ullrich Bertelson, and retained as its new independent auditors, Deloitte & Touche LLP. Wipfli Ullrich Bertelson's Independent Auditors' Report on the Company's financial statements for Fiscal 1995 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change independent auditors was recommended by the Audit Committee and approved by the Board of Directors on March 11, 1996. During Fiscal 1995 and through March 11, 1996, there were no disagreements between the Company and Wipfli Ullrich Bertelson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Wipfli Ullrich Bertelson, would have caused it to make reference to the subject matter of the disagreements in connection with the report.

       During Fiscal 1995 and through March 11, 1996, the Company did not consult Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction or any audit opinion.

    Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement if they desire.

    Adoption of Proposal Two requires approval by the holders of a majority of shares of Common Stock present in person or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions may be specified on this proposal to ratify the selection of the independent auditors. Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast in the affirmative. Abstentions will have the effect of a negative vote for this proposal to ratify the selection of the independent auditors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1997.

                             STOCKHOLDER PROPOSALS

    A proper proposal submitted by a stockholder for presentation at the Company's 1998 Annual Meeting and received by the Corporate Secretary at the Company's principal executive office no later than October 3, 1997 will be included in the Proxy Statement and Proxy related to the 1998 Annual Meeting.

                                 OTHER BUSINESS

    Management of the Company knows of no other business that will be presented at the Annual Meeting. If other matters requiring a vote of the stockholders properly comes before the Annual Meeting, the persons authorized under the Proxies will vote and act according to their best judgment.

                                    EXPENSES

    The expense of preparing, printing, and mailing proxy materials to the Company's stockholders will be borne by the Company. In addition to the solicitation of Proxies by use of the mail, Proxies may be solicited personally or by telephone or facsimile by directors, officers and regularly engaged employees of the Company, none of whom will receive additional compensation therefor. Brokerage houses, nominees and other similar record holders will be requested to forward proxy materials to the beneficial owners of the Common Stock and will be reimbursed by the Company upon request for their reasonable out-of-pocket expenses.

                                 ANNUAL REPORT

    The Company has provided without charge a copy of the Annual Report to Stockholders for Fiscal 1996 to each person being solicited by this Proxy Statement. UPON THE WRITTEN REQUEST BY ANY PERSON BEING SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (EXCLUDING EXHIBITS, FOR WHICH A REASONABLE CHARGE SHALL BE IMPOSED). All such requests should be directed to: Gregory L. Wilemon, Corporate Secretary, Tufco Technologies, Inc., 4800 Simonton Road, Dallas, Texas 75244.

--------------------------------------------------------------------------------

                                                                           PROXY

                            TUFCO TECHNOLOGIES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, MARCH 13, 1997
      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TUFCO
                               TECHNOLOGIES, INC.

    The undersigned hereby appoints ROBERT J. SIMON and GREGORY L. WILEMON, and each of them, jointly and severally, as proxies, each with full power of substitution, to vote all of the undersigned's shares of Common Stock held of record on January 24, 1997, at the 1997 Annual Meeting of Stockholders or at any postponements or adjournments thereof.

    This Proxy, when properly executed, will be voted in accordance with the directions made below. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE FIRST AND SECOND PROPOSALS. THE PROXIES WILL VOTE WITH RESPECT TO THE THIRD PROPOSAL ACCORDING TO THEIR BEST JUDGMENT.

1. ELECTION OF DIRECTORS

             FOR all nominees listed below (except as   [ ]
             marked below to the contrary)

             WITHHOLD AUTHORITY to vote for             [ ]
             all nominees listed below

   (Samuel J. Bero, Robert E. Coghan, C. Hamilton Davison, Jr., Patrick J. Garland, Louis LeCalsey III, Edward A. Leinss, William J. Malooly and Robert
   J. Simon)

   INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name above.

2. RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE 1997 FISCAL YEAR.

         FOR    [ ]             AGAINST    [ ]         ABSTAIN    [ ]

                  (Continued and to be Signed on Reverse Side)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

    Please sign exactly as name appears below. When shares are held in more than one name, all parties should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

                                         Dated:  , 1997

                                         --------------------------------
                                                                         (SEAL)
                                         Signature

                                         --------------------------------
                                         Signature if shares held in more
                                         than one name

                                         PLEASE MARK, SIGN, DATE AND
                                         PROMPTLY RETURN THIS PROXY IN
                                         THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------